Southern National Bancorp of Virginia, Inc. announces record net income of $8.9 million for the quarter ended June 30, 2018 bringing its 2018 year to date net income to $17.1 million and declares a dividend of $0.08 per share, its twenty-seventh consecutive quarterly dividend.

MCLEAN, Va., July 26, 2018 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National" or the "Company"), and its wholly-owned subsidiary Sonabank (the "Bank"), today announced net income of $8.9 million and $17.1 million for the three and six months ended June 30, 2018, respectively. That compares to net losses of ($2.8) million and ($788) thousand for the three and six months ended June 30, 2017, respectively. Basic and diluted earnings per share for the three and six months ended June 30, 2018 was $0.37 and $0.71, respectively, compared to ($0.21) and ($0.06) basic and diluted loss per share for the same periods in 2017, respectively. Second quarter of 2018 net income was benefited by $732 thousand of interest income recognized on the payout of a $9.9 million nonaccrual loan in June 2018.

The Board of Directors declared a dividend of $0.08 per share payable on August 24, 2018 to shareholders of record on August 13, 2018. This is Southern National's twenty-seventh consecutive quarterly dividend.

The Company, just over a year from its 2017 merger-of-equals with Eastern Virginia Bankshares, Inc., now has in place much of what is needed to fuel its profitable growth going forward. Management's focus has now turned from integrating the two companies to increasing profitability and franchise value.

The Company also added several key employees in the second quarter. Jeff Culver joined the Company as its President and Chief Operating Officer in May of 2018. His initial responsibility is to rationalize the structure and functions of the branch retail system and deposit operations. By doing so, the Bank expects, mainly through attrition, to reduce up to 20 full-time equivalent employees without sacrificing quality of service. Other key additions in the second quarter of 2018 include Joseph Pennington, Chief Financial Officer; Angela Rowe, Compliance Officer; and Robyn Reid, Corporate Controller.

Highlights for the second quarter include:

  Strong net interest income of $23.2 million for the quarter ended June 30, 2018, compared to $22.5 million of net interest income for the first quarter of 2018.  Net interest income remained flat on a linked-quarter basis when factoring out the $732 thousand of interest income recognized in the second quarter of 2018 on the payout of a $9.9 million nonaccrual loan;
  Strong operating performance during the second quarter of 2018 as evidenced by the 53.60% operating efficiency ratio.  That is an improvement of 209 basis points when compared to the 55.69% operating efficiency ratio posted in the first quarter of 2018;
  Provision for loans losses totaled $1.1 million for the quarter ended June 30, 2018;
  Income of $191 thousand was recorded for the second quarter of 2018 from Southern Trust Mortgage ("STM"), Southern National's mortgage affiliate. This compares to a loss of ($317) thousand from STM recorded in the first quarter of 2018;
  Loan demand remains robust. Loans increased $48.1 million, or 2.29%, during the second quarter of 2018 despite the payoff of a $9.9 million nonaccrual loan in June 2018. Loans totaled $2.15 billion at June 30, 2018;
  Deposit growth is becoming increasingly challenging due to a very competitive market.  Total deposits increased $86.0 million or 4.54% during the second quarter of 2018, bringing total deposits to $1.98 billion at June 30, 2018.  The Bank's loans-to-deposits ratio was 108.79% at June 30, 2018, compared to 111.19% at March 31, 2018;
  Southern National was well capitalized at June 30, 2018 with an estimated tier 1 risk-based capital ratio of 11.11%;
  Tangible book value per share increased $0.23 per common share during the quarter to $9.32 per common share at June 30, 2018; and
  Asset quality remains high as demonstrated by the 0.25% ratio of nonperforming assets, excluding SBA guaranteed loans, to total non-covered assets at June 30, 2018.

Net Interest Income

Net interest income was $23.2 million for the quarter ended June 30, 2018 compared to $22.5 million for the first quarter of 2018. Net interest income remained flat on a linked-quarter basis when factoring out the $732 thousand of interest income recognized in the second quarter of 2018 on the payout of a $9.9 million nonaccrual loan. Average loans during the second quarter of 2018 were $2.14 billion compared to $2.08 billion during the first quarter of 2018. Southern National's net interest margin was 3.79% in the second quarter of 2018 compared to 3.82% during the quarter ended March 31, 2018 and 3.72% for the quarter ended June 30, 2017. The yield on average interest-earning assets increased 11 basis points to 4.86% during the second quarter of 2018, compared to 4.75% for the first quarter of 2018. Cost of funds increased 13 basis points to 1.11% for the second quarter of 2018 when compared to the 0.98% cost of funds during the first quarter of 2018. The discount accretion on loans acquired in the acquisitions of EVBS, Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank contributed $1.2 million to net interest income during the three months ended June 30, 2018 as well as for the three months ended March 31, 2018.

Net interest income was $45.7 million for the six months ended June 30, 2018 compared to $21.1 million during the same period last year. Average loans during the six months ended June 30, 2018 were $2.11 billion compared to $1.01 billion during the same period last year. Southern National's net interest margin was 3.80% during the first half of 2018 compared to 3.72% during the six months ended June 30, 2017. The yield on average interest-earning assets was 4.81% and 4.73% for the six months ending June 30, 2018 and 2017, respectively. Cost of funds improved five basis points to 1.05% for the first half of 2018 when compared to the 1.10% cost of funds during the six months ended June 30, 2017. The discount accretion on loans acquired on the four acquisitions contributed $2.5 million to net interest income during the six months ended June 30, 2018 compared to $1.1 million during the same period in 2017.

Noninterest Income

During the second quarter of 2018, Southern National had noninterest income of $2.6 million compared to $3.1 million for the quarter ended March 31, 2018, and $882 thousand during the second quarter of 2017. Account maintenance and deposit service fees, which totaled $1.4 million for each of the quarters ended June 30, 2018 and March 31, 2018, increased $1.0 million when compared to the second quarter of last year. Income from bank-owned life insurance, which totaled $563 thousand for the second quarter of 2018, increased $256 thousand when compared to the $307 thousand recorded in the first quarter of 2018, and increased $400 thousand when compared to $163 thousand recorded in the second quarter of 2017. The second quarter increase was driven by $164 thousand of bank-owned life insurance income recognized from a death benefit payout in the second quarter of 2018 as well as the income from the purchase of an additional $12.0 million in bank-owned life insurance early in the second quarter of 2018. Income from the investment in STM increased $508 thousand to $191 thousand for quarter ended June 30, 2018, compared to the loss of ($317) thousand during the first quarter of 2018. Income from the investment in STM totaled $112 thousand for the second quarter of 2017. Other noninterest income, which totaled $424 thousand for the second quarter of 2018, decreased $1.3 million when compared to the $1.7 million of income for first quarter of 2018. This decrease was primarily driven by $1.5 million of income recognized in the first quarter of 2018 from recoveries of legacy investment securities and loans charged off by Eastern Virginia Bankshares, Inc. ("EVBS") before Southern National merged with EVBS during the second quarter of 2017.

Noninterest income was $5.6 million in the first six months of 2018, compared to $815 thousand for the first six months of 2017.

Noninterest Expense

Noninterest expense was $13.6 million and $27.2 million during the second quarter and first half of 2018, respectively, compared to $14.8 million and $20.9 million of noninterest expense during the same periods in 2017, respectively, as most noninterest expense categories increased year-over-year due to the merger with EVBS in the late second quarter of 2017. The increases in noninterest expenses associated with the EVBS merger are in-line with Management's pre-merger expectations. Second quarter 2018 expenses remain relatively level when compared to the first quarter of 2018 and Management expects noninterest expense to remain level or perform slightly better during the remainder of 2018. Employee compensation and benefits expense totaled $7.0 million and $13.8 million for the second quarter and first half of 2018, respectively, as compared to $3.1 million and $6.0 million in the same periods of 2017, respectively. Occupancy expenses totaled $2.4 million for the three months ended June 30, 2018 as well as the three months ended March 31, 2018. The Company recognized a $40 thousand net gain on other real estate owned ("OREO") during the second quarter of 2018, driven by a $190 thousand gain on the sale of one of its OREO properties, but offset by a $150 thousand write-down of another OREO property. A $200 thousand loss on OREO was recorded for the first quarter of 2018. No merger expenses were recorded for 2018 year to date, versus $8.6 million and $8.9 million of merger expenses recorded for the three and six months ended June 30, 2017, respectively. Other expenses totaled $3.4 million and $6.8 million for three and six months ended June 30, 2018, respectively.

Securities Portfolio

Investment securities totaled $246.0 million at June 30, 2018 and represented 9.03% of total assets at June 30, 2018. Southern National utilizes its securities portfolio to augment income and manage its interest rate risk while serving as a source of liquidity. No securities were purchased or sold during the first half of 2018.

Loan Portfolio

Loan demand remains elevated in the Company's markets. Net loan growth in the first half of 2018 was $92.6 million, or 4.49%, bringing loans receivable, net of deferred fees to $2.15 billion at June 30, 2018.

The composition of our loan portfolio consisted of the following at June 30, 2018 and December 31, 2017 (in thousands):

	June 30, 2018	December 31, 2017
Loans secured by real estate:
Commercial real estate - owner occupied	$ 402,838	$ 401,847
Commercial real estate - non-owner occupied	477,031	440,700
Secured by farmland	21,347	23,038
Construction and land loans	190,399	197,972
Residential 1-4 family (1)	546,649	483,006
Multi-family residential	83,471	70,892
Home equity lines of credit (1)	136,820	152,829
Total real estate loans	1,858,555	1,770,284

Commercial loans	261,488	253,258
Consumer loans	35,000	39,374
Gross loans	2,155,043	2,062,916

Less deferred fees on loans	(151)	(588)
Loans receivable, net of deferred fees	$ 2,154,892	$ 2,062,328

(1) Includes covered loans totaling $19.9 million and $23.3 million as of June 30, 2018 and
December 31, 2017, respectively. Covered loans were acquired in the acquistion of Greater Atlantic Bank and are covered under a FDIC loss-share agreement. The agreement expires in December 2019.

Loan Loss Provision/Asset Quality

Asset quality remained high during the first half of 2018. For the six months ended June 30, 2018, the provision for loan losses was $2.7 million compared to $1.6 million for the same period last year. Net charge offs for the three and six months ended June 30, 2018 were $804 thousand and $1.0 million, respectively, compared to $531 thousand and $1.0 million for the same periods in 2017, respectively. Southern National's allowance for loan losses as a percentage of total non-covered loans at June 30, 2018 was 0.52%, compared to 0.46% at the end of 2017. The allowance for loan losses as a percentage of non-covered non-acquired loans was 0.85% and 0.89% at June 30, 2018 and December 31, 2017, respectively.

Non-covered nonaccrual loans were $1.3 million (excluding $3.7 million of loans fully covered by SBA guarantees) at June 30, 2018 compared to $12.3 million (excluding $4.7 million of loans fully covered by SBA guarantees) as of December 31, 2017. During the second quarter of 2018, a $9.9 million loan, that had been on nonaccrual status since the third quarter of 2017, was fully paid off, including $732 thousand of interest which was recognized in the second quarter of 2018. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total non-covered assets decreased from 0.77% at the end of 2017 to 0.25% at June 30, 2018.

Other real estate owned ("OREO") at June 30, 2018 was $5.6 million compared to $7.6 million at December 31, 2017. The Bank sold one OREO property with a book balance of $1.5 million in the second quarter of 2018 and realized a gain of $189 thousand, while another OREO property was written down $150 thousand in the same period.

Deposits

The competition for deposits in the Company's markets continues to climb, as so do the rates being paid on deposits. Total deposits were $1.98 billion at June 30, 2018 compared to $1.87 billion at December 31, 2017, an increase of $115.5 million, or 6.2%. During the six months ended June 30, 2018, demand deposits and NOW accounts increased by $10.3 million, or 1.58%, while money market accounts decreased $40.5 million or 11.41%. The decline in money market accounts is mostly attributable to a legacy EVBS special-offering money market account that was discontinued in the fourth quarter of 2017. As a part of its deposit strategy to offset the decline in money market accounts, the Bank began offering the Premium Yield money market account product in the first quarter of 2018 which is growing as expected. Savings accounts remained static, showing a balance of $162.5 million at June 30, 2018, and time deposits increased $145.2 million, or 20.77%, from $699 million at December 31, 2017, to $844.3 million at June 30, 2018.

Stockholders' Equity

Total stockholders' equity increased from $322.8 million at December 31, 2017 to $334.5 million at June 30, 2018. Our estimated tier 1 risk-based capital ratios were 11.11% and 12.88% for Southern National and Sonabank, respectively, as of June 30, 2018.

About Southern National Bancorp of Virginia, Inc.

As of June 30, 2018, Southern National had $2.72 billion in total assets, $2.15 billion in total loans and $1.98 billion in total deposits. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At June 30, 2018, Sonabank had forty-five full-service branches. Thirty-eight full-service retail branches are in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Southern National uses non-GAAP financial measures to analyze its performance.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30,	December 31,
	2018	2017 (1)
Assets
Cash and cash equivalents	$ 52,163	$ 25,463
Investment securities-available for sale	149,836	160,673
Investment securities-held to maturity	96,175	98,912
Stock in Federal Reserve Bank and Federal Home Loan Bank	26,019	26,775
Loans receivable, net of deferred fees	2,154,892	2,062,328
Allowance for loan losses	(11,000)	(9,397)
Net loans	2,143,892	2,052,931
Intangible assets	110,284	110,660
Bank premises and equipment, net	33,808	35,788
Bank-owned life insurance	63,183	50,790
Deferred tax assets, net	17,471	16,903
Other assets	31,904	35,357
Total assets	$ 2,724,735	$ 2,614,252

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$ 659,335	$ 649,067
Money market accounts	314,570	355,084
Savings accounts	162,511	161,947
Time deposits	844,287	699,058
Total deposits	1,980,703	1,865,156
Federal Home Loan Bank advances-short term	316,215	335,615
Subordinated notes	56,668	56,662
Other liabilities	36,699	34,047
Total liabilities	2,390,285	2,291,480
Stockholders' equity	334,450	322,772
Total liabilities and stockholders' equity	$ 2,724,735	$ 2,614,252

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Interest and dividend income	$ 29,683	$ 14,249	$ 57,703	$ 26,794
Interest expense	6,509	3,044	12,029	5,698
Net interest income	23,174	11,205	45,674	21,096
Provision for loan losses	1,050	1,050	2,650	1,600
Net interest income after provision for loan losses	22,124	10,155	43,024	19,496
Account maintenance and deposit service fees	1,375	367	2,783	580
Income from bank-owned life insurance	563	163	870	326
Equity income (loss) from mortgage affiliate	191	112	(126)	(367)
Other	424	240	2,105	276
Noninterest income	2,553	882	5,632	815
Employee compensation and benefits	7,007	3,106	13,779	6,004
Occupancy expenses	2,368	1,091	4,815	2,129
Amortization of core deposit intangible	361	75	723	123
FDIC assessments	320	68	655	205
Amortization of FDIC indemnification asset	177	176	350	367
Net (gain) loss on other real estate owned	(40)	266	160	319
Merger expenses	-	8,603	-	8,926
Other expenses	3,424	1,456	6,754	2,821
Noninterest expense	13,617	14,841	27,236	20,894
Income before income taxes	11,060	(3,804)	21,420	(583)
Income tax expense (benefit)	2,193	(962)	4,294	205
Net income (loss)	$ 8,867	$ (2,842)	$ 17,126	$ (788)

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Per Share Data:
Earnings per share - Basic	$ 0.37	$ (0.21)	$ 0.71	$ (0.06)
Earnings per share - Diluted	$ 0.37	$ (0.21)	$ 0.71	$ (0.06)
Book value per share	$ 13.91	$ 13.52	$ 13.91	$ 13.52
Tangible book value per share (1)	$ 9.32	$ 8.89	$ 9.32	$ 8.89
Weighted average shares outstanding - Basic	24,037,906	13,230,996	23,999,937	12,771,761
Weighted average shares outstanding - Diluted	24,330,084	13,550,000	24,282,191	13,362,050
Shares outstanding at end of period	24,046,453	23,910,353	24,046,453	23,910,353

Selected Performance Ratios (2):
Return on average assets	1.32%	-0.88%	1.29%	-0.13%
Return on average equity	10.68%	-6.53%	10.41%	-0.99%
Return on average tangible equity (3)	15.97%	-7.06%	15.60%	-1.09%
Yield on earning assets	4.86%	4.73%	4.81%	4.73%
Cost of funds	1.11%	1.10%	1.05%	1.10%
Net interest margin	3.79%	3.72%	3.80%	3.72%
Operating efficiency ratio (4)	53.60%	49.41%	54.62%	53.17%
Net charge-offs to average loans	0.04%	0.05%	0.05%	0.10%

	As of
	June 30,	December 31,
	2018	2017

Stockholders' equity to total assets	12.27%	12.35%
Tier 1 risk-based capital ratio (estimated for June 30, 2018)	11.11%	10.98%
Intangible assets:
Goodwill	$ 100,954	$ 100,606
Core deposit intangible	9,331	10,054
Total	$ 110,285	$ 110,660

Loans and other real estate owned (5):
Nonaccrual loans (6)	$ 4,953	$ 16,963
Loans past due 90 days and accruing interest	-	-
Other real estate owned	5,560	7,577
Total nonperforming assets	$ 10,513	$ 24,540
Allowance for loan losses to total non-covered loans	0.52%	0.46%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets	0.25%	0.77%

(1) Non-GAAP measure defined as stockholders' equity less goodwill and other intangibles divided by common shares outstanding.
(2) Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(3) Non-GAAP measure defined as average stockholders' equity less average goodwill and other intangibles.
(4) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.
(5) Applies only to non-covered loans and other real estate owned.
(6) Nonaccrual loans include SBA guaranteed amounts totaling $3.7 million and $4.7 million at June 30, 2018 and
December 31, 2017, respectively.

Contacts:	Addresses:
Joe A. Shearin, CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, VA 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com